AGREEMENT

     This Agreement ("Agreement") is made this 30th day of June, 1995 among Thomas E. Phillippe, Sr. Thomas E. Phillippe, Jr., Thomas E. Phillippe, Sr., as Trustee under Declaration of Trust dated November 29, 1994 for the benefit of Thomas E. Phillippe, Jr., Thomas E. Phillippe, Sr., as Trustee under Declaration of Trust dated November 29, 1994 for the benefit of Stacy Mervine and Thomas E. Phillippe, Sr., as Trustee under Declaration of Trust dated November 29, 1994 for the benefit of Towana Moore (all of the foregoing parties are collectively referred to herein as the "Phillippe Parties"; each of the Trusts are collectively referred to as the "Trusts"), on the one hand, and Continental Illinois Commercial Corporation, Pacific Mutual Life Insurance Company, PM Group Life Insurance Company, Ford S. Bartholow, Matthew W. Clary, Jeffrey M. Mann, Ann O'Brien, Robert F. Perille, Christopher J. Perry and Thomas E. Van Pelt, Jr. (collectively, the "Investors"), on the other hand.

                             Recitals

Item I. In connection with the consummation of a share exchange (the "Share Exchange") between Nationwide Care, Inc. ("Nationwide") and The Hillhaven Corporation ("Acquiror") pursuant to that certain Amended and Restated Agreement and Plan of Share of Exchange dated as of February 27, 1995 among Nationwide, Acquiror and certain other parties named therein, all of the shareholders of Nationwide (the "Shareholders") are required to execute a shareholders agreement (the "Shareholders Agreement") prior to the consummation of the Share Exchange..

Item II. The Shareholders Agreement will prohibit a Shareholder from disposing of more than one-half of the shares of common stock of Acquiror (the "Acquiror Common Shares") to be received by such Shareholder for a specified period of time, unless (a) such Shareholder obtains and delivers to the representative of the Shareholders an unqualified opinion of counsel to the effect that such disposition will not adversely affect the tax-free status of the Share Exchange; and (b) Thomas E. Phillippe, Jr. and Thomas E. Phillippe, Sr. (the "Phillippes") consent to the disposition (the requirements set forth in (a) and (b) are referred to herein as the "Conditions")..

Item III. As a result of the Share Exchange, the Investors will collectively hold 600,016 Acquiror Common Shares, Thomas E. Phillippe, Sr. will hold in his individual capacity 1,118,478 Acquiror Common Shares, and each of the Trusts will hold 479,435 Acquiror Common Shares..

Item IV. Absent the agreements set forth herein, the Shareholders Agreement contemplates that the Investors, collectively, will be permitted to dispose of no more than 300,008 Acquiror Common Shares without compliance with the Conditions..

Item V. Absent the agreements set forth herein, the Shareholders Agreement contemplates that Thomas E. Phillippe, Sr., in his individual capacity, will be permitted to dispose of no more than 559,239 Acquiror Common Shares, and the each of the Trusts will be permitted to dispose of no more than 239,717 Acquiror Common Shares, without compliance with the Conditions..

Item VI. The Investors, collectively, desire the flexibility to dispose of more than 300,008 Acquiror Common Shares, and the Phillippe Parties desire to permit the Investors to sell more than such number of Acquiror Common Shares, upon the terms and subject to the conditions set forth herein..

Item VII. As a condition to the closing of the Share Exchange, Ice Miller Donadio & Ryan shall deliver to Nationwide its opinion that the Share Exchange will constitute a tax-free reorganization. In rendering its opinion, Ice Miller Donadio & Ryan will be relying upon the Shareholders Agreement..

Item VIII. Unless otherwise indicated, all capitalized terms used in this Agreement shall have the same meaning given to such terms in the Shareholders Agreement..

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

                            Agreement

     A. Consent of PhillippesUpon the terms set forth herein, the Phillippes hereby consent to the disposition by the Investors, collectively, of up to 500,016 of the Acquiror Common Shares to be received by the Investors in connection with the Share Exchange.
As a result, the Investors, collectively, may indicate on Exhibit
A to the Shareholders Agreement their intent to dispose of up to 500,016 Acquiror Common Shares. The remaining 100,000 Acquiror Common Shares to be received by the Investors in connection with the Share Exchange (the "Restricted Shares") will be subject to the terms and conditions of the Shareholders Agreement.

     B. Additional Shares To Be Held By Phillippe and TrustsThomas E. Phillippe, Sr. and the Trusts together shall not, within two years of the Effective Time or within two years of the effective time of the Merger, whichever is later, sell, exchange, pledge or otherwise dispose of more than an aggregate of 1,478,401 Acquiror Common Shares, except in compliance with clause (b) of
Section 2 of the Shareholders Agreement. As a result, Thomas E. Phillippe, Sr. and the Trusts together may not indicate on Exhibit A to the Shareholders Agreement an intent to dispose of more than an aggregate of 1,078,382 Acquiror Common Shares.

     C. Approval of Ice Miller OpinionThe Representative hereby accepts the Ice Miller Opinion and deems it sufficient to meet the requirement of clause (i) of clause (b) of Section 2 of the Shareholders Agreement in connection with the disposition by the Investors, collectively, of up to 500,016 Acquiror Common Shares.

     D. Consent to Future SaleIn the event that the Merger occurs after December 31, 1995, the Phillippes hereby consent to the sale of the Restricted Shares by the Investors at any time after December 31, 1997, so long as prior to any such sale the selling Investor delivers to the Representative an unqualified opinion of McDermott, Will & Emery that such sale will not adversely affect the tax-free status of the Share Exchange.
     In Witness Whereof,
this Agreement has been executed as of the date first above written.



                                /s/Thomas E. Phillippe, Sr.
                                Thomas E. Phillippe, Sr.



                                /s/Thomas E. Phillippe, Sr.
                                Thomas E. Phillippe, Jr.

                                CONTINENTAL ILLINOIS COMMERCIAL
                                CORPORATION


                                By:  /s/M. Ann O'Brian
                                Name:
                                Title:

                                PACIFIC MUTUAL LIFE INSURANCE
                                COMPANY


                                By:  /s/Skyler Lance
                                Name:
                                Title:

                                PM GROUP LIFE INSURANCE COMPANY


                                By:  /s/Skyler Lance
                                Name:
                                Title:




                               Ford S. Bartholow




                               Matthew W. Clary






                               Jeffrey M. Mann




                               M. Ann O'Brien




                               Robert F. Perille




                               Christopher J. Perry




                               Thomas E. Van Pelt, Jr.




                               Thomas E. Phillippe, Sr., as Trustee under
                                  Declaration of Trust for the benefit of
                                  Thomas E. Phillippe, Jr.




                               Thomas E. Phillippe, Sr., as Trustee under
                                  Declaration of Trust for the benefit of
                                  Stacy Mervine




                               Thomas E. Phillippe, Sr., as Trustee under
                                  Declaration of Trust for the benefit of
                                  Towana Moore